INTERIM INVESTMENT SUB-ADVISORY AGREEMENT

      AGREEMENT made as of this 5th day of March, 2014 by and among First Trust Enhanced Equity Income Fund, a Massachusetts business trust (the "Fund"), First Trust Advisors L.P., an Illinois limited partnership and a registered investment adviser with the Securities and Exchange Commission ("SEC") (the "Manager"), and Chartwell Investment Partners, Inc., a Pennsylvania corporation and a registered investment adviser with the SEC ("New Chartwell").

      WHEREAS, the Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

      WHEREAS, the Fund has retained the Manager to serve as the investment manager for the Fund pursuant to an Investment Management Agreement between the Manager and the Fund (as such agreement may be modified from time to time, the "Management Agreement");

      WHEREAS, the Management Agreement provides that the Manager may, subject to the initial and periodic approvals required under Section 15 of the 1940 Act, appoint a sub-adviser at its own cost and expense for the purpose of furnishing certain services required under the Management Agreement;

      WHEREAS, the Fund and the Manager have retained Chartwell Investment Partners, L.P. ("Chartwell") to furnish investment advisory services for the Fund's investment portfolio pursuant to an Investment Sub-Advisory Agreement dated December 20, 2010 (the "Sub-Advisory Agreement");

      WHEREAS, TriState Capital Holdings, Inc. ("TriState"), New Chartwell (a wholly owned subsidiary of TriState), Chartwell and certain owners of Chartwell have entered into a definitive asset purchase agreement pursuant to which New Chartwell will acquire substantially all of the assets of Chartwell (the "Transaction") for certain compensation;

      WHEREAS, the consummation of the Transaction may operate as an "assignment" of the Sub-Advisory Agreement that terminates the Sub-Advisory Agreement pursuant to Section 7 thereof;

      WHEREAS, the Fund and the Manager desire to retain New Chartwell to furnish certain investment advisory services for the Fund's investment portfolio; and

      WHEREAS, the Fund and the Manager desire to enter into this agreement (the "Agreement") pursuant to Rule 15a-4 under the 1940 Act, under which New Chartwell will furnish certain investment advisory services for the Fund upon the terms and conditions hereafter set forth;

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:


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      1. Appointment. The Fund and the Manager hereby appoint New Chartwell to provide certain sub-investment advisory services to the Fund for the period and on the terms set forth in this Agreement. New Chartwell accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided. New Chartwell shall, for all purposes herein provided, be deemed an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for nor represent the Fund or Manager in any way, nor otherwise be deemed an agent of the Fund or the Manager.

      2. Services to Be Performed. Subject always to the supervision of the Fund's Board of Trustees and the Manager, New Chartwell will act as sub-adviser for, and manage on a discretionary basis the investment and reinvestment of the assets of the Fund, furnish an investment program in respect of, make investment decisions for, and place all orders for the purchase and sale of securities for the Fund's investment portfolio, all on behalf of the Fund and as described in the Fund's most recent registration statement on Form N-2 as declared effective by the SEC, and as the same may thereafter be amended from time to time. In the performance of its duties, New Chartwell will in all material respects (a) satisfy any applicable fiduciary duties it may have to the Fund, (b) monitor the Fund's investments, and (c) comply with the provisions of the Fund's Declaration of Trust and By-laws, as amended from time to time and communicated by the Fund or the Manager to New Chartwell in writing, and the stated investment objectives, policies and restrictions of the Fund as such objectives, policies and restrictions may subsequently be changed by the Fund's Board of Trustees and communicated by the Fund or the Manager to New Chartwell in writing. The Fund or the Manager has provided New Chartwell with current copies of the Fund's Declaration of Trust, By-laws, prospectus, statement of additional information and any amendments thereto, and any objectives, policies or limitations not appearing therein as they may be relevant to New Chartwell's performance under this Agreement.

      New Chartwell is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio investments for the Fund, and is directed to use its commercially reasonable efforts to obtain best execution, which includes most favorable net results and execution of the Fund's orders, taking into account all appropriate factors, including price, dealer spread or commission, size and difficulty of the transaction and research or other services provided. Subject to approval by the Fund's Board of Trustees and compliance with the policies and procedures adopted by the Board of Trustees for the Fund and to the extent permitted by and in conformance with applicable law (including Rule 17e-1 of the 1940 Act), New Chartwell may select brokers or dealers affiliated with New Chartwell. It is understood that New Chartwell will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund, or be in breach of any obligation owing to the Fund under this Agreement, or otherwise, solely by reason of its having caused the Fund to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction for the Fund in excess of the amount of commission another member of an exchange, broker or dealer would have charged if New Chartwell determined in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member, broker or dealer, viewed in terms of that particular transaction or New Chartwell's overall responsibilities with respect to its accounts, including the Fund, as to which it exercises investment discretion.


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      In addition, New Chartwell may, to the extent permitted by applicable law, aggregate purchase and sale orders of securities placed with respect to the assets of the Fund with similar orders being made simultaneously for other accounts managed by New Chartwell or its affiliates, if in New Chartwell's reasonable judgment such aggregation shall result in an overall economic benefit to the Fund, taking into consideration the selling or purchase price, brokerage commissions and other expenses. In the event that a purchase or sale of an asset of the Fund occurs as part of any aggregate sale or purchase orders, the objective of New Chartwell and any of its affiliates involved in such transaction shall be to allocate the securities so purchased or sold, as well as expenses incurred in the transaction, among the Fund and other accounts in a fair and equitable manner. Nevertheless, the Fund and the Manager acknowledge that under some circumstances, such allocation may adversely affect the Fund with respect to the price or size of the securities positions obtainable or salable. Whenever the Fund and one or more other investment advisory clients of New Chartwell have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by New Chartwell to be equitable to each, although such allocation may result in a delay in one or more client accounts being fully invested that would not occur if such an allocation were not made. Moreover, it is possible that due to differing investment objectives or for other reasons, New Chartwell and its affiliates may purchase securities of an issuer for one client and at approximately the same time recommend selling or sell the same or similar types of securities for another client.

      New Chartwell will not arrange purchases or sales of securities between the Fund and other accounts advised by New Chartwell or its affiliates unless
(a) such purchases or sales are in accordance with applicable law (including Rule 17a-7 of the 1940 Act) and the Fund's policies and procedures, (b) New Chartwell determines the purchase or sale is in the best interests of the Fund, and (c) the Fund's Board of Trustees has approved these types of transactions.

      The Fund may adopt policies and procedures that modify or restrict New Chartwell's authority regarding the execution of the Fund's portfolio transactions provided herein. Such policies and procedures and any amendments thereto will be communicated by the Manager to New Chartwell.

      New Chartwell will communicate to the officers and Trustees of the Fund such information relating to transactions for the Fund as they may reasonably request. In no instance will the Fund's portfolio securities be purchased from or sold to the Manager, New Chartwell or any affiliated person of either the Fund, the Manager, or New Chartwell, except as may be permitted under the 1940 Act.

      New Chartwell further agrees that it:

            (a) will use the same degree of skill and care in providing such services as it uses in providing services to other fiduciary accounts for which it has investment responsibilities;

            (b) will (i) conform in all material respects to all applicable rules and regulations of the SEC, (ii) comply in all material respects with all policies and procedures adopted by the Board of Trustees for the Fund and communicated to New Chartwell in writing and, (iii) conduct its activities under this Agreement in all material respects in accordance with any applicable law and regulations of any governmental authority pertaining to its investment advisory activities;

            (c) will report to the Manager and to the Board of Trustees of the Fund on a quarterly basis and will make appropriate persons available for the purpose of reviewing with representatives of the Manager and the Board of Trustees on a regular basis at such times as the Manager or the Board of Trustees may reasonably request in writing regarding the management of the Fund, including, without limitation, review of the general investment strategies of the Fund, the performance of the Fund's investment portfolio in relation to relevant standard industry indices and general conditions affecting the marketplace and will provide various other reports from time to time as reasonably requested by the Manager or the Board of Trustees of the Fund; and

            (d) will prepare and maintain such books and records with respect to the Fund's securities and other transactions for the Fund's investment portfolio as required for registered investment advisers under applicable law or as otherwise requested by the Manager and will prepare and furnish the Manager and Fund's Board of Trustees such periodic and special reports as the Board or the Manager may reasonably request. New Chartwell further agrees that all records that it maintains for the Fund are the property of the Fund and New Chartwell will surrender promptly to the Fund any such records upon the request of the Manager or the Fund (provided, however, that New Chartwell shall be permitted to retain copies thereof); and shall be permitted to retain originals (with copies to the Fund) to the extent required under Rule 204-2 of the Investment Advisers Act of 1940 or other applicable law.

      3. Expenses. During the term of this Agreement, New Chartwell will pay all expenses incurred by it in connection with its activities under this Agreement other than (i) the cost of securities and other assets purchased for the Fund, and (ii) the costs directly associated with purchasing and selling securities and other assets for the Fund, if any, including, but not limited to, brokerage commissions, stamps, duties, taxes and custody fees related to transfers.

      4. Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Manager will pay New Chartwell, and New Chartwell agrees to accept as full compensation therefor, a portfolio management fee (the "Management Fee") equal to the annual rate of 0.50% of the Fund's Managed Assets (as defined below). The compensation accrued hereunder will be held in an interest-bearing escrow account with the Fund's custodian or another bank (as defined in the 1940 Act) designated by the Fund. If a new investment sub-advisory agreement (the "New Sub-Advisory Agreement") with New Chartwell for the Fund is approved by the vote of a majority of the outstanding voting securities of the Fund by the end of the 150-day term of this Agreement, the amount in the escrow account (including the interest earned) will be paid to New Chartwell. If a majority of the outstanding voting securities of the Fund does not approve the New Sub-Advisory Agreement with New Chartwell within the 150-day period, New Chartwell will be paid, out of the escrow account, the lesser of:
(i) any costs incurred by New Chartwell in performing this Agreement (plus interest earned on that amount while in escrow); or (ii) the total amount in the escrow account (plus interest earned).

      For purposes of calculating the Management Fee, Managed Assets means the average daily gross assets of the Fund, minus the sum of the Fund's accrued and unpaid dividends on any outstanding common shares and accrued liabilities (including the value of call options written (sold)).

      For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and year, respectively.

      5. Services to Others. The Fund and the Manager acknowledge that New Chartwell now acts, or may in the future act, as an investment adviser to other managed accounts and as investment adviser or investment sub-adviser to one or more other investment companies. In addition, the Fund and the Manager acknowledge that the persons employed by New Chartwell to assist in New Chartwell's duties under this Agreement will not devote their full time to such efforts. It is also agreed that New Chartwell may use any supplemental research obtained for the benefit of the Fund in providing investment advice to its other investment advisory accounts and for managing its own accounts.

      6. Limitation of Liability. New Chartwell shall not be liable for, and the Fund and the Manager will not take any action against New Chartwell to hold New Chartwell liable for, any error of judgment or mistake of law or for any loss suffered by the Fund or the Manager (including, without limitation, by reason of the purchase, sale or retention of any security) in connection with the performance of New Chartwell's duties under this Agreement, except for a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the New Chartwell in the performance of its duties under this Agreement, or by reason of its reckless disregard of its obligations and duties under this Agreement.

      7. Term; Termination. This Agreement shall become effective upon consummation of the Transaction (the "Effective Date") and shall remain in full force for (i) 150 days following the Effective Date or (ii) until a vote of a majority of the outstanding voting securities of the Fund shall approve the New Sub-Advisory Agreement with New Chartwell or (iii) unless sooner terminated as hereinafter provided, whichever occurs first.

      This Agreement shall automatically terminate in the event of its assignment and may be terminated at any time without the payment of any penalty by the Manager or New Chartwell upon sixty (60) days' written notice to the other parties. This Agreement may also be terminated by the Fund by action of the Board of Trustees of the Fund or by a vote of a majority of the outstanding voting securities of the Fund upon ten (10) calendar days' written notice to New Chartwell by the Fund without payment of any penalty.

      This Agreement may be terminated at any time without the payment of any penalty by the Manager, the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund in the event that it shall have been established by a court of competent jurisdiction that New Chartwell or any officer or director of New Chartwell has taken any action that results in a breach of the material covenants of New Chartwell set forth herein.

      The terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder.

      Termination of this Agreement shall not affect the right of New Chartwell to receive payments on any unpaid balance of the compensation described in
Section 4 earned prior to such termination and for any additional period during which New Chartwell serves as such for the Fund, subject to applicable law.

      8. Compliance Certification. From time to time New Chartwell shall provide such certifications with respect to Rule 38a-1 under the 1940 Act as are reasonably requested by the Fund or the Manager. In addition, New Chartwell will, from time to time, provide a written assessment of its compliance program in conformity with current industry standards that is reasonably acceptable to the Fund to enable the Fund to fulfill its obligations under Rule 38a-1 under the 1940 Act.

      9. Notice. Any notice under this Agreement shall be sufficient in all respects if given in writing and delivered by commercial courier providing proof of delivery and addressed as follows or addressed to such other person or address as such party may designate for receipt of such notice.

If to the Manager or the Fund:             If to New Chartwell:
                                           Chartwell Investment Partners, Inc.
First Trust Enhanced Equity Income Fund    1235 Westlakes Drive, Suite 400 First
Trust Advisors L.P.                        Berwyn, Pennsylvania 19312
120 E. Liberty Drive, Suite 400            Attention: Maria E. Pollack
Wheaton, Illinois 60187
Attention: Secretary                       If by Facsimile: (610) 722-5644

If by Facsimile:  (630) 517-7437

      10. Limitations on Liability. All parties hereto are expressly put on notice of the Fund's Declaration of Trust and all amendments thereto, a copy of which is on file with the Secretary of the Commonwealth of Massachusetts, and the limitation of shareholder and trustee liability contained therein and a copy of which has been provided to New Chartwell prior to the date hereof. This Agreement is executed on behalf of the Fund by the Fund's officers in their capacity as officers and not individually and is not binding upon any of the Trustees, officers or shareholders of the Fund individually but the obligations imposed upon the Fund by this Agreement are binding only upon the assets and property of the Fund, and persons dealing with the Fund must look solely to the assets of the Fund for the enforcement of any claims.

      11. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

      12. Applicable Law. This Agreement shall be construed in accordance with applicable federal law and (except as to Section 10 hereof, which shall be construed in accordance with the laws of Massachusetts) the laws of the State of Illinois.

      13. Amendment, Etc. This Agreement may only be amended, or its provisions modified or waived, in a writing signed by the party against which such amendment, modification or waiver is sought to be enforced.

      14. Authority. Each party represents to the others that it is duly authorized and fully empowered to execute, deliver and perform this Agreement. The Fund represents that engagement of New Chartwell has been duly authorized by the Fund and is in accordance with the Fund's Declaration of Trust and other governing documents of the Fund.

      15. Severability. Each provision of this Agreement is intended to be severable from the others so that if any provision or term hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remaining provisions and terms hereof; provided, however, that the provisions governing payment of the Management Fee described in Section 4 are not severable.

      16. Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties hereto with respect to the subject matter expressly set forth herein.

      IN WITNESS WHEREOF, the Fund, the Manager and New Chartwell have caused this Agreement to be executed as of the day and year first above written.

FIRST TRUST ADVISORS L.P. CHARTWELL INVESTMENT PARTNERS, INC.

By: /s/ Mark R. Bradley                   By: /s/ Timothy J. Riddle
   ---------------------------------          -------------------------------
        Mark R. Bradley                           Timothy J. Riddle

    Title: Chief Operating Officer            Title: Managing Partner & CEO
           ----------------------------              ---------------------------


FIRST TRUST ENHANCED EQUITY INCOME FUND

By: /s/ Mark R. Bradley
   ---------------------------------
        Mark R. Bradley

    Title: President & CEO
           ----------------------------